FOR IMMEDIATE RELEASE
May 14, 2014

Contacts:

Media	Investors
Maureen Brown 614.480.5512 maureen.brown@huntington.com	Todd Beekman 614.480.3878 todd.beekman@huntington.com	Mark Muth 614.480.4720 mark.muth@huntington.com

HUNTINGTON BANCSHARES’ 13-BRANCH MICHIGAN ACQUISITION ANNOUNCEMENT
IS LATEST AFFIRMATION OF STRATEGIC INVESTMENT WITHIN THE STATE

Acquisition contributes to four-year total of more than 500 jobs and more than 75 branches added through Huntington growth in Michigan by yearend 2014

FLINT and MONROE, Michigan and COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) announced today that it has agreed to purchase 13 Michigan branches from Bank of America Corporation, which follows a recent agreement between the companies for Huntington to purchase 11 other branches in the state.

The agreement for the additional 13-branch purchase will fill in Huntington’s presence further in East Michigan. In addition to welcoming new branch colleagues, the cumulative acquisitions will result in approximately 40 new Huntington Michigan operations jobs, contributing to Huntington employment growth of more than 500 jobs in the state between 2011 and 2014.

“With this announcement, Huntington has committed within the past four years to increase our Michigan branch network by more than 120 new locations,” said Stephen D. Steinour, chairman, president and CEO of Huntington. “We view Michigan as very attractive. We plan to continue to significantly grow our presence within the state, providing financial services solutions to an increasing Huntington consumer and commercial customer base.

“Huntington’s activity in Michigan over the past several years has not only contributed supportive investment by Huntington as an increasingly significant statewide employer, but also job retention and creation throughout Michigan as a leading business lender,” Steinour said.

The 13-branch purchase is for 11 locations in the Monroe and Flint markets and two locations in Holland and Muskegon. In terms of overlap, only the Holland and Muskegon branches and one Monroe branch overlap within two miles of Huntington’s existing branch network.

With the 13-branch acquisition, Huntington will purchase approximately $500 million in deposits, for a deposit premium of 3.5 percent based on deposit balances at the time the transaction closes, which is expected to be in the second half of 2014. No loans are included in the purchase. Subject to the satisfaction of customary closing conditions, including regulatory approvals, this purchase agreement and Huntington’s previously announced agreement to purchase 11 branches in Saginaw and other markets includes nearly $1 billion of deposits.*
Huntington’s Michigan branch growth journey began in 2009 with the acquisition of the deposits of Warren Bank and continued with the 2012 acquisition of Fidelity Bank; combined, the acquisitions increased Huntington’s Michigan branches by 15. Also in 2012, Huntington announced an exclusive partnership to locate Huntington branches within Michigan Meijer stores, with 40 open to date toward more than 80 in-store Meijer branches by 2020. Correspondent with Huntington’s physical expansion in Michigan, its workforce will grow from approximately 1,500 in 2011 to more than 2,000 by the end of 2014, including staffing for branches pending acquisition.

Furthermore, Huntington has engaged in a series of public-private partnerships with the state of Michigan and Michigan Economic Development Corporation (MEDC) since 2011, including the successful completion of a $2 billion statewide lending commitment to commercial and small businesses, and the launch of the Pure Michigan Micro Lending Initiative. Huntington is also in the process of successfully concluding a $100 million Michigan affordable housing investment statewide commitment.

“Huntington is a proven partner supporting Michigan households, businesses and neighborhoods,” said Michael A. Finney, MEDC president and CEO. “The bank is also a valued Michigan employer. Expansion and investment in Michigan will provide even greater scale for Huntington and demonstrates its commitment to small business lending, a customer-friendly approach and local workforces that has and will continue to benefit Michigan’s strengthening economy.”

As a Michigan business lender, Huntington maintains the No. 1 ranking as the top Small Business Administration (SBA) lender in the state, currently making more SBA 7(a) loans in Michigan than all other lenders combined. As a consumer lender, Huntington is expecting increasing activity this year in residential mortgage and home equity lending as housing values continue to improve in Michigan and its other markets. Huntington also offers unique products including Asterisk-Free Checking®, a checking account with no monthly fee and no minimum balance requirement that comes with 24-Hour Grace® providing the opportunity to avoid overdraft fees. Huntington’s credit card, Voice™, comes with Late Fee Grace™ and the ability to choose among triple rewards categories.

Following completion of the acquisition, customers also will have access to Huntington’s entire 1,500-ATM network throughout the Midwest, with no service charge, as well as more than 700 traditional and in-store branch locations.

For more information on Huntington products and services, customers can call 1-800-480-BANK (2265) or visit www.huntington.com.

*Federal Deposit Insurance Corporation Summary of Deposits Data as of June 30, 2013

About Huntington

Huntington Bancshares Incorporated (NASDAQ: HBAN and www.huntington.com) is a $60 billion asset regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state retail banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 700 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,500 ATMs. Through automotive dealership relationships within its six-state retail banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

Member FDIC. ®and Huntington® are federally registered service marks of Huntington Bancshares Incorporated. Asterisk-Free Checking®, and 24-Hour Grace® are federally registered service marks of Huntington Bancshares Incorporated. The 24-Hour Grace® system and method are patented: US Pat. No. 8,364,581.

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